Exhibit 99.1

For Further Information Contact

Harry J. Cynkus (404) 888-2922

ORKIN ESTABLISHES TWO ADDITIONAL INTERNATIONAL FRANCHISES

ATLANTA, GA -- February 4, 2008 -- Rollins, Inc. (NYSE: ROL), a premier North American consumer services company, announced today that it, through its wholly owned subsidiary, Orkin, has expanded its international presence through the establishment of franchises in the city of Jeddah, Kingdom of Saudi Arabia and for the country of Qatar. Including these latest franchises, the Company now has nine international franchises.

Tom Luczynski, Vice President of International Franchising, commented, “This expansion adds to our presence internationally and increases our brand recognition, while adding Orkin customers around the world.”

Rollins, Inc. is a premier North American consumer and commercial services company. Through its wholly owned subsidiaries, Orkin, Inc., PCO Services, Western Pest Services, and The Industrial Fumigant Company, the Company provides essential pest control services and protection against termite damage, rodents and insects to approximately 1.7 million customers in the United States, Canada, Mexico, Central America, the Caribbean, the Middle East and Asia from over 400 locations. You can learn more about our subsidiaries by visiting our Web sites at www.orkin.com, www.westernpest.com, www.indfumco.com and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This release contains statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the Company's belief that the investments the Company is making are generating improved sales growth and service efficiency; the Company's excitement about the Company's opportunities for the new year; and the Company's belief that the continued development and deployment of its key programs should enable the Company to maintain its momentum. The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties, including without limitation, general economic conditions; market risk; changes in industry practices or technologies; the degree of success of the Company's pest and termite process reforms and pest control selling and treatment methods; the Company's ability to identify and integrate potential acquisitions; climate and weather trends; competitive factors and pricing practices; expected benefits of the commercial re-

engineering project may not be realized; potential increases in labor costs; uncertainties of litigation; and changes in various government laws and regulations, including environmental regulations. All of the foregoing risks and uncertainties are beyond the ability of the Company to control, and in many cases the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. A more detailed discussion of potential risks facing the Company can be found in the Company's Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2006.